Exhibit 4.19

AMENDMENT TO EMPLOYMENT AGREEMENT ENTERED INTO IN THE CITY OF MONTREAL, PROVINCE OF QUEBEC (THE “AGREEMENT”)

BY AND BETWEEN:	BIRKS & MAYORS INC., a corporation duly incorporated
according to the laws of Canada, having its head office at 1240,
Phillips Square, Montreal, Quebec, herein acting and
represented by Lorenzo Rossi di Montelera, duly authorized for the purposes hereof as she hereby declares (hereinafter referred to as the “Employer”, “Birks” and/or as “Company”),

AND:	THOMAS A. ANDRUSKEVICH, currently residing and domiciled at 3100 North Ocean Boulevard, Ft. Lauderdale, Florida USA (hereinafter referred to as the “Employee”).

WHEREAS on April 16, 2008, the Employer and the Employee entered into an employment agreement whereby the Employer renewed the employment of the Employee (the “Employment Agreement”);

WHEREAS the Employment Agreement was amended on March 16, 2010 to cancel the stock options referred to under section 5 of the Employment Agreement and delete Exhibits B and B-1 of the Employment Agreement;

WHEREAS the Employment Agreement was further amended on March 16, 2010 to grant new stock options to the Employee;

WHEREAS the Employer and Employee wish to extend the Employment Agreement for an additional term of one (1) year, and amend the Employment Agreement accordingly.

NOW, THEREFORE, THIS AGREEMENT WITNESSETH AS FOLLOWS:

1. Preamble. The preamble shall form an integral part hereof.

2. Services. The following shall be added as new provisions after the second sentence in Section 2.2:

“The EMPLOYER hereby acknowledges that the EMPLOYEE is on the Board of Directors of The Cole Property Trust III. The EMPLOYEE may also consider other director positions with other entities but provided that such positions do not interfere with his responsibilities as CEO and the acceptance of such positions shall be subject to the prior written approval of the Corporate Governance Committee of the Board of Directors.”

3. Term. The Term, as set out in Section 3.1 of the Employment Agreement is hereby extended for an additional period of one (1) year so that the Termination Date shall be the 31st of March 2012. As a result, all dates referred to in Section 3.3 and 3.4 of the Employment Agreement shall be amended by adding an additional twelve (12) months thereto such that Section 3.3 and 3.4 of the Employment Agreement shall now read as follows:

3.3	The EMPLOYER will on or before March 31, 2011, provide a written notice to EMPLOYEE of its intention to either continue the employment of EMPLOYEE or terminate the relationship on the Termination Date, failing which the EMPLOYER shall have deemed to have indicated its intention to terminate the relationship on the Termination Date.

Upon receiving the Notice of Intention from the EMPLOYER to continue or to terminate the employment, EMPLOYEE shall, prior to the end of the Working Notice Period, indicate in writing to the EMPLOYER his decision to either retire or look for suitable employment.

(1)	In the event that the EMPLOYER elects or is deemed not to continue the employment of EMPLOYEE after the Termination Date, the period between March 31, 2011 and March 31, 2012 shall be considered as a “Working Notice Period”. During that Period, the EMPLOYEE shall continue to be entitled to:

(a)	His same base salary as that which is payable to him pursuant to Section 4.1 during the period terminating March 31, 2012;

(b)	An annual cash bonus as determined and paid as per Section 4.3;

(c)	All benefits provided hereunder.

During that “Working Notice Period”, the EMPLOYEE shall continue to provide services as requested by the EMPLOYER in which case the EMPLOYEE shall be provided with sufficient time to find alternate employment during the “Working Notice Period” with commencement after the Termination Date.

The EMPLOYER may waive the EMPLOYEE’s requirement to work during this Period. In such case, the EMPLOYEE is entitled only to the amounts set forth in Subsections 3.3(1) and (2).

(2)	Should the EMPLOYEE be unable to find another suitable employment position commencing after the Termination Date, the EMPLOYER shall compensate EMPLOYEE for a period up to a maximum of twelve (12) months by:

(a)	continuing to pay the EMPLOYEE the same base salary as that which was payable to him pursuant to Section 4.1 during the fiscal year terminating March 31, 2012;

(b)	paying a monthly bonus which shall be determined by calculating the average bonus paid to the EMPLOYEE for the three (3) prior fiscal years (being EMPLOYER fiscal years ending in 2010, 2011 and 2012) and dividing by twelve (12) which bonus shall be paid on the first day of each month commencing once the bonus for 2012 has been determined in which case any unpaid months from April 1, 2012 to the date of determination of the bonus shall be paid in full on such date;

(c)	maintaining in force all Birks benefits to which EMPLOYEE is eligible, including but not limited to financial planning, life, disability, health, vision, dental, and retirement arrangements as described in Section 4.5 and in which the EMPLOYEE is entitled to participate immediately prior to the expiration of the Term and provided that the EMPLOYEE’s continued participation is possible under the general terms and provisions of such plans and programs;

(d)	Provided the amount is not a duplication with the EMPLOYEE’s Mayors Agreement, the EMPLOYEE shall be paid a maximum lump sum cash payment of $39,000 per annum, which amount shall be paid within fifteen (15) days following the date of the expiration of the Term in full satisfaction of premium reimbursement of all supplemental disability and life insurance programs under Section 4.6. EMPLOYER’s payment shall cease at the end of the termination of employment and the severance period;

3.4	(1)	In the event that EMPLOYEE receives a notice of renewal from EMPLOYER, then the parties shall negotiate in good faith on the terms of such renewal. The parties may use the period from April 1, 2011 to June 30, 2011 to attempt to reach agreement on the contractual terms of employment for a renewal period.

(2)	Notwithstanding the foregoing, at any time after April 1, 2011 and prior to June 30, 2011:

(a)	The EMPLOYEE may, by written notice, advise the EMPLOYER of his intention not to renew his employment beyond March 31, 2012, in which case he will be deemed to have resigned as of such date; or

(b)	The EMPLOYER may, by written notice, advise the EMPLOYEE of its intention to terminate the EMPLOYEE’s employment on March 31, 2012, which notice shall have the same consequence as a notice under section 3.3, except that the Working Notice Period referred to in subsection 3.3(1) shall be a period of twelve (12) months calculated from the date of such notice and the “period up to a maximum of twelve (12) months” referred to in subsection 3.3 (2) shall commence on the date that follows March 31, 2012 by the number of days that have elapsed between April 1, 2011 and the date of such notice.

It is understood that during the period between the Termination Date of the Agreement (March 31, 2012) and the end of the Working Notice Period that may extend beyond March 31, 2012, the EMPLOYEE shall continue to provide services as requested by the EMPLOYER in which case the EMPLOYEE shall be provided with sufficient time to find alternate employment during the “Working Notice Period”. The EMPLOYER may waive the EMPLOYEE’s requirement to work during this period. In such case, the EMPLOYEE is entitled only to the amounts set forth in Subsections 3.3(1) and (2).

(3)	Should no notice have been given pursuant to subsection 3.4(2) above, and in the event that the parties have not reached a written agreement by June 30, 2011, for any reason whatsoever, then, unless the parties have otherwise agreed in writing, the EMPLOYER shall be deemed to have sent to the EMPLOYEE a notice to terminate the relationship on March 31, 2012, in which case the provisions of Section 3.3 shall apply, except that the Working Notice Period referred to in subsection 3.3(1) shall be a period of twelve (12) months calculated from July 1, 2011 to June 30, 2012 and the “period up to a maximum of twelve (12) months” referred to in subsection 3.3 (2) shall commence on July 1, 2012.

It is understood that during the period between the Termination Date of the Agreement (March 31, 2012) and the end of the Working Notice Period that will end June 30, 2012, the EMPLOYEE shall continue to provide services as requested by the EMPLOYER in which case the EMPLOYEE shall be provided with sufficient time to find alternate employment during the “Working Notice Period”. The EMPLOYER may waive the EMPLOYEE’s requirement to work during this period. In such case, the EMPLOYEE is entitled only to the amounts set forth in Subsections 3.3(1) and (2).

4. Other Amendment. Subsection (iii) of Section 6.2 of the Employment Agreement shall be amended so that the reference to “March 31st, 2010 and March 31st, 2011” shall be replaced with “March 31, 2011 and March 31, 2012.”

5. Retirement. The parties acknowledge that should the Employee choose to retire from his employment with the Employer at the end of the Term, Employee shall be allowed during his retirement to provide consulting services and accept positions as a Director of any company and shall still be considered as having retired.

Retirement shall take effect at the end of the Working Notice Period.

6. Other Terms. Except as expressly modified hereby, all terms and provisions of the Employment Agreement, as amended in March 2010, shall remain unchanged and in full force and effect. In the event of an inconsistency between the terms of this Agreement and the terms of the Employment Agreement, the terms hereof shall control.

7. Governing Law. This Agreement shall be construed and enforced in accordance with and the rights of the parties shall be governed by, the laws of the Province of Quebec.

8. Inurement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, administrators, representatives and assigns.

9. Language. The parties hereto acknowledge having required that this Agreement and all documentation, notices and judicial proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto be drawn up in English. Les parties reconnaissent avoir exigé que la présente convention ainsi que tous documents, avis et procédures judiciaires qui pourront être exécutés, donnés ou intentés à la suite des présentes ou se rapportant directement ou indirectement avec la présente convention, soient rédigés en anglais.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date indicated below.

Signed this 30th day of June, 2010	BIRKS & MAYORS INC.

	Per:	/s/ Lorenzo Rossi di Montelera
Lorenzo Rossi di Montelera

/s/ Thomas A. Andruskevich
Signed this 30th day of June, 2010		THOMAS A. ANDRUSKEVICH